February 3, 2015

US. Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

Re: Adamant Dri Processing and Minerals Group

Ladies and Gentlemen:

We have read Item 4.01(a) of Form 8-K, dated February 3, 2015, of Adamant Dri Processing and Minerals Group, and are in agreement with the statements contained in the third, fourth and fifth paragraph, of such Item 4.01(a). We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

Goldman Kurland and Mohidin, LLP
Encino, California

CERTIFIED PUBLIC ACCOUNTANTS AND ADVISORS
16133 Ventura Blvd., Suite 880 Encino., CA 91436
Tel 818-784-9000 Fax 818-784-9010